Ford Motor Company
FORD AUTHORIZED CONVERTER POOL AGREEMENT

THIS AGREEMENT, made this 12th day of August, 1992 between L.A. West, Inc., a corporation having its principal place of business at 0080 U.S. 20 West, LaGrange, IN 46761 ("Manufacturer"), and Ford Motor Company, a Delaware corporation with its principal place of business at The American Road, Dearborn, Michigan 48121 ("Ford"),

WHEREAS, Ford is engaged in the business of manufacturing and marketing completed and incomplete motor vehicles, including Ford trucks and Ford truck chassis ("Vehicles"); and

WHEREAS, Manufacturer is engaged in the business of manufacturing and marketing modified completed vehicles and in the installation of special bodies and equipment on or in incomplete Vehicles (all of which vehicles, as modified by Manufacturer, are referred to herein as "End Products"); and

WHEREAS, certain Ford dealers purchase bodies and equipment from Manufacturer or sell Vehicles to Manufacturer; and

WHEREAS, the parties desire to provide for n supply of Vehicles to be maintained from time to time at Manufacturer's location so as to facilitate the business operations of Ford, its authorized dealers and Manufacturer, and so as to accommodate the production schedules of Ford and Manufacturer to the extent feasible; and

WHEREAS, Manufacturer, having been given the opportunity to select its own financial arrangements, desires to finance the acquisition of Vehicles from Ford through a financial institution acceptable to Ford.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter contained, the parties agree as follows:

1. PURCHASE AND SALE
During the term hereof, Manufacturer shall purchase and Ford shall sell, and Manufacturer shall thereafter resell and Ford shall thereafter repurchase, Vehicles pursuant to the terms of this Agreement.

2. FORD AUTHORIZED CONVERTER PROCEDURES MANUAL
Ford shall provide Manufacturer with a copy of its Ford Authorized Converter Procedures Manual (the "Manual"), setting forth the policies and procedures to be followed in the handling of Vehicles, including Vehicle orders, inventory accounting for Vehicles, repair of transportation damage and defective parts, special use chassis, and similar matters. Manufacturer shall abide by the policies and procedures as are set forth in the Manual. Ford reserves the right to change the Manual at any time with reasonable prior notice.

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3. ORDERS
Manufacturer shall submit orders for Vehicles electronically or by other methods specified by Ford in the Manual. Ford shall have no obligation to accept any such order or to deliver to Manufacturer any specific model or number of Vehicles, but may deliver to Manufacturer such number and type of Vehicles ordered by Manufacturer as Ford deems appropriate. Manufacturer shall provide to Ford, at Ford's request, forecasts of Manufacturer's requirements for Vehicles.

4. CONDITIONS OF SALE
(a) Ford shall deliver to Manufacturer such Vehicles for which it has accepted Manufacturer's offer to purchase. The acceptance of Manufacturer's offer in each case is expressly conditioned on:

         (i) Manufacturer's obligation to resell such Vehicles to Ford pursuant to Paragraph 9 hereof, and

	(ii) Manufacturer's continued full performance of the terms and conditions of this Agreement.
It is agreed by Ford and Manufacturer that this Agreement is for the benefit of Manufacturer, Ford and Ford Dealers since it will facilitate their respective business purposes. Ford and Manufacturer agree that Ford will not transfer to Manufacturer the Certificates of Origin ("COV") prepared by Ford for Vehicles delivered to Manufacturer hereunder, except for Demonstrators as set forth in Paragraph 19 hereof.

	(b) Manufacturer agrees that in no case shall it make any addition or modification to any Vehicle until it has been purchased by a Ford dealer pursuant to Paragraph 9 hereof.

5.. PRICE
The price to be paid by Manufacturer for the Vehicles shall be the invoice price charged by Ford, from time to time, to its authorized dealers for such vehicles, less dealer holdback, finance charge and any discounts or incentives applicable to such vehicles.

6. PRICE PROTECTION
(a) Vehicles ordered by but not sold to Manufacturer under this Agreement shall not be eligible for any price protection allowance unless specifically authorized by Ford in writing.

(b) Vehicles sold to Manufacturer pursuant to Paragraph 4 herein shall be repurchased by Ford.

7. RECEIPT AND INSPECTION PROCEDURES
Manufacturer shall examine Vehicles upon delivery and, upon satisfaction that the number of Vehicles received as shown on the documents is accurate, accept delivery and sign the invoices, delivery receipts, damage reports with damages noted and other documents specified by Ford. Manufacturer shall be liable for any loss or shortage resulting from its failure to examine any shipment and for any damage and other loss resulting from its failure to comply with any shipping, loading, packaging, storage or other instructions issued by Ford.


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8. STORAGE
(a) Vehicles shall be stored only at the locations approved by Ford in Exhibit A hereto or at such other locations as may be approved by Ford, in writing, from time to time. Unless otherwise agreed, all Vehicles shall be kept at the approved location, within a fenced and locked storage area, and shall be placed in an area within the storage area separate from that used by Manufacturer to store any other property. Manufacturer shall not move any Vehicles from the approved location to one not approved by Ford without first obtaining the written authorization of Ford.

(b) Manufacturer, at its sole cost and expense, shall ensure that Vehicles do not deteriorate from a "like new" condition in appearance or quality during the period of storage reasonable wear and tear excepted. Vehicles in inventory over 30 days are to be inspected and maintained by Manufacturer in accordance with procedures issued by Ford.

9. REPURCHASE
(a) Manufacturer shall notify Ford electronically or by other methods specified by Ford in the Manual when a Ford dealer desires to purchase a Vehicle. Ford shall repurchase such Vehicle from Manufacturer and shall credit Manufacturer's finance source for the amount Manufacturer originally paid Ford for the Vehicle pursuant to Paragraph 5 hereof. Following such repurchase, Ford may sell such Vehicles to one of its authorized dealers or other third party and on such terms as Ford shall determine in its sole and exc1usive discretion at a price equivalent to the amount Ford credits to Manufacturer's finance source as set forth above. If, in connection with any such sale of a Vehicle, improvements, modifications or changes are requested by the dealer or third party and provided by Manufacturer, the price and terms and conditions of any such improvement, modification or change shall be governed by a contract between the Manufacturer and the dealer or other third party, and Ford shall have no liability, obligation or responsibility with respect thereto to any person, including without limitation, Manufacturer, dealer or other third party.

(b) Manufacturer shall not sell any Vehicle to anyone other than Ford, except as provided in Paragraph 19 hereof with respect to Demonstrators.
10. PREDELIVERY
Manufacturer agrees to perform Predelivery Inspection on the Vehicle portion of each End Product prior to delivery to the dealer or third party in strict accordance with the Body and Conversion Companies Prede1ivery Inspection Application.

11.MODIFICATION
Manufacturer shall not, prior to the Vehicle being purchased by Ford pursuant to Paragraph 9 hereof:
(a) make any addition or modification to any Vehicle;



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(b) install any body or equipment thereon: or
(c) remove any Vehicle from the location approved by Ford.
Manufacturer may transfer Vehicle(s) to other Manufacturers approved by Ford if Ford has given consent, and may move Vehicle(s) to a Ford Dealer for warranty repairs.

12. COMPLIANCE WITH LAWS AND REGULATIONS
In the interest of protecting the reputation of the products of Manufacturer and Ford, and maintaining customer goodwill, Manufacturer agrees to:
(a) employ components and workmanship of high commercial quality in the manufacture of End Products and to assure that End Products conform in all respects to applicable Federal and State laws, rules and regulations; and,
(b) provide assistance to Ford in communicating promptly, when necessary, with the first retail purchasers of End Products. To that end, Manufacturer agrees to secure and maintain records of the names and addresses of the first retail purchasers of End Products.

13. LABELING
Manufacturer shall affix to all Vehicles such labels as Ford supplies (if not already affixed) and maintain the labels in place, but such labeling at Ford's instructions shall not constitute recertification of the Vehicle by Manufacturer.

14. INDEMNIFICATION
Ford and Manufacturer recognize that the burden of defending against product liability allegations, whether or not meritless or frivolous, should be borne by the party whose alleged negligence, wrongdoing or defective product is at issue, regardless of whether it is a party to the particular litigation. The parties also recognize that, under existing law, there are circumstances where a claimant may sue only one party even though the defect, wrongdoing or negligence alleged is the principal responsibility of the other party. The parties also recognize that this results in the named defendant bearing more than its fair share of the cost of the litigation. In order to avoid possible controversy between the parties as to which shall defend such litigation, or bear the cost of defending such litigation, including the cost of settlements or verdicts, the parties agree as follows:
(a) Indemnification by Ford. With respect to any Vehicle supplied by Ford to Manufacturer, Ford shall indemnify, hold harmless and protect Manufacturer from any loss, damage or expense, including, without limitation, settlements, judgments, expert fees and reasonable attorney's fees, resulting from or related to lawsuits, complaints or claims against Manufacturer for property damage or personal injury where Manufacturer's liability, if any, arises solely because of a defect in manufacture, assembly, materials or design for which Ford alone is responsible.

(b) Ford's Duty to Defend. Manufacturer shall promptly notify Ford of any lawsuit, complaint or claim which Manufacturer has reason to believe may be covered by this indemnity provision. If the claimant's sole allegation against Manufacturer is that Manufacturer is strictly liable for a defect for which Ford alone is responsible, and if Ford's investigation discloses no basis for Manufacturer's liability other than the allegations in the lawsuit, complaint, or claim, Ford shall assume Manufacturer's defense upon Manufacturer's request. Manufacturer, and/or its product liability insurance carrier, shall


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cooperate fully in the defense of the action as Ford, and/or its
Product liability insurance carrier, may reasonably require. Ford shall have the right to assume Manufacturer's defense at any time, provided that Ford acknowledges Manufacturer's right to indemnity under this provision.

(c) Indemnification by Manufacturer. With respect to any Vehicle supplied by Ford to Manufacturer, Manufacturer shall indemnify, hold harmless and protect Ford from any loss, damage or expense, including, without limitation, settlements, judgments, expert fees, and attorney's fees, resulting from or related to lawsuits, complaints or claims against Ford for property damage or personal injury, where Ford's liability, if any, arises solely from modifications or additions made by Manufacturer or from processing of Vehicles by Manufacturer. Liability on the part of Ford which arises, if at all, because Ford knew or should have known that the processing, modification or additions made by Manufacturer were negligent, improper or defective, or that Ford expressly or impliedly approved the modifications or additions made by Manufacturer, shall be deemed to be liability which arises "solely from processing, modifications or additions made by Manufacturer" within the meaning of this paragraph. However, Manufacturer shall not be obligated to indemnify Ford if the modifications or additions were made or the processing was conducted pursuant to express written approval provided by Ford.

(d) Manufacturer's Duty to Defend. Ford shall promptly notify Manufacturer of any lawsuit, complaint or claim which Ford has reason to believe may be covered by this indemnity provision, If Ford's alleged liability arises solely from modifications or additions made by Manufacturer or processing conducted by Manufacturer not pursuant to express written approval from Ford, and if Manufacturer's investigation discloses no basis for Ford's liability other than the allegations in the lawsuit, complaint, or claim, Manufacturer shall assume Ford's defense upon Ford's request. Ford and/or its product liability carrier shall cooperate fully in the defense of the action as Manufacturer, or its product liability carrier, may reasonably require. Manufacturer shall have the right to assume Ford's defense at any time, provided that Manufacturer acknowledges Ford's right to indemnity under this provision.

(e) Cross-Claims or Third party Complaints. Neither party shall file cross-claims or third-party complaints against the other without notifying the other in advance. Where practicable, the notice should be given sufficiently in advance to allow thorough discussion of alternatives to such filing.

(f) Contributions to Settlement. In the appropriate case the parties shall, where settlement is or may be warranted, make a reasonable effort to agree upon the amount each party shall contribute to settlement, based upon the nature of the plaintiff's allegations. For example, if the case involves an allegation that a Manufacturer's component is defective, a reasonable allocation would require the Manufacturer to contribute all or most of any settlement amount. If, however, the allegation concerns a component supplied by Ford, a reasonable allocation would require Ford to contribute all or most of any settlement amount. It is recognized that there shall be cases of multiple allegations with respect to each party and that allocation of responsibility shall be dependent on the circumstances of the case.



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(g) Contributions to Adverse Judgment. If the case, for any reason, does not settle, the parties shall, in advance of trial, make a reasonable attempt to agree upon the extent to which each company shall contribute to satisfy any adverse judgment or verdict that may be returned, based upon the principles set forth in the preceding paragraph. Based on these principles, the parties shall likewise attempt to agree upon the extent to which each shall contribute to the cost of defending the litigation, including attorney's fees.

(h) Unilateral Settlement; Notifying Other Party. In cases where both parties are named defendants, neither party shall unilaterally enter into a settlement agreement without giving reasonable notice to, and consulting in advance with, the other party.

15. INSURANCE
(a) Manufacturer shall maintain at all times a minimum limit of $1 million per occurrence of Commercial General Liability insurance, including products, completed operations and blanket contractual liability (or contractual liability coverage specific to this Agreement) with insurers rated at least A VI by A.M. Best Company. Manufacturer shall arrange to provide Ford with a certificate of insurance showing the coverage specified in this paragraph. The insurance policies providing the foregoing coverage shall provide that the insurance company issuing such policy shall give Ford at least 30 days prior written notice of any material alterations, including substantial reduction of aggregate limits, if such limits apply, or any change or cancellation.

(b) So long as Vehicles are located on the premises or facilities operated by Manufacturer or its agents or assigns, Manufacturer, at its sole cost and expense, shall keep such Vehicles fully insured under an automobile liability insurance policy with coverage not less than $1 million combined single limit per occurrence.

16, TAXES
	(a) Personal Property Taxes. Unless otherwise agreed by Ford, Manufacturer shall report, bear, and pay all applicable personal property taxes on Vehicles.
	(b) Excise Taxes. All Vehicles purchased from Ford without collection by Ford of the retailer's tax imposed by Section 4051 of the Internal Revenue Code (the "Excise Tax") are for resale by Manufacturer to Ford. In the event of Manufacturer's taxable use or taxable sale of a Vehicle, Manufacturer shall report and pay the Excise Tax. If Manufacturer uses, modifies or disposes of a Vehicle in a manner that subjects Ford to Excise Tax liability for that Vehicle, Manufacturer shall indemnify Ford for that liability and reimburse Ford all Excise Taxes paid by Ford.

17. WARRANTIES
(a) No warranty obligation of Ford for any Vehicle shall be more extensive than Ford's warranty obligation for such Vehicle under Ford's warranty to retail purchasers. Ford shall supply Manufacturer with copies of these warranties. These warranties shall be the only warranties made or deemed to have been made by Ford end, with respect to Manufacturer, shall be expressly IN LIEU OF ANY AND ALL OTHER




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EXPRESS OR IMPLIED WARRANTIES; GUARANTEES, CONDITIONS OR
REPRESENTATIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FORA PARTICULAR PURPOSE, WITH THE REMEDY SET FORTH THEREIN AS THE SOLE AND EXCLUSIVE REMEDY THEREUNDER.

(b) With each Vehicle delivered by Manufacturer to dealers, or retail customers on dealers' behalf, Manufacturer shall deliver copies of any applicable Ford warranty and an Owner's Guide, owner registration card and such other consumer and operating material as Ford generally provides with that model of vehicle.

(c) The warranty obligations of Ford (and any governmental certification made by Ford) shall cover only the Vehicles as manufactured by Ford and provided to Manufacturer, and shall not extend to any addition, modification or change of or to the Vehicle by Manufacturer. Ford's warranty shall not be deemed to be voided by additions, modifications, or changes to the Vehicle unless such addition, modification or change causes a failure to a Ford component.

18. VEHICLE INVENTORY FINANCING AND SECURITY
(a) Manufacturer shall provide to Ford a copy of the Vehicle
Financing Agreement between Manufacturer and its financing institution, if other than Ford Motor Credit Company. Manufacturer shall notify Ford in advance of any proposed changes in its financing arrangements, and such changes are subject to review and approval by Ford.
(b) Manufacturer shall maintain a separate, current account for all Vehicles in its custody in accordance with the Manual. Manufacturer shall not store any Vehicles at any location not identified by address on Exhibit A. Ford shall have the right to examine Vehicles and Manufacturer's records in respect thereof at any time during regular business hours.
(c) Except for the purpose of financing Manufacturer's acquisition of Vehicles hereunder, Manufacturer shall not grant any security interest, lien or other interest in any part of a Vehicle without Ford's prior approval and shall not permit any other person, including any governmental entity, to acquire such an interest adverse to Ford.

19. DEMONSTRATORS
Manufacturer may modify Vehicles purchased from Ford for use as demonstrators in such quantities as specifically authorized by Ford. Demonstrators shall not be repurchased by Ford pursuant to Paragraph 9 hereof. Ford shall send Manufacturer the COV for such Vehicle when it notifies Ford that a Vehicle has been designated a demonstrator. Manufacturer shall notify Ford immediately of the sale date, name and address of the Ford Dealer to which it subsequently sells the Demonstrator. In no case shall Manufacturer send the Demonstrator to anyone other than a Ford Dealer. For those converted Vehicles of the types typically sold at retail by dealers other than Ford Dealers, such as ambulances, buses, and motor homes, Manufacturer shall not be required to send the Demonstrator to a Ford Dealer, but must notify Ford immediately of the sale date and name and address of the purchaser.


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20. TERMINATION
(a) This Agreement may be terminated by either party, at any time, for any reason, with or without cause, by written notice to the other party. Written notice of termination shall be delivered personally or by certified mail, return receipt requested. Termination shall be effective at the end of the thirtieth (30) calendar day after the day of receipt of such written notice or at such later time as may be set forth in such notice. Ford shall have the right to cancel any and all shipments scheduled for Manufacturer for delivery more than thirty
(30) days after Ford gives such notice.

(b) Upon termination of the Agreement by either party, Ford shall have the right, but not the obligation, to repurchase from Manufacturer any Vehicle (except demonstrators) in the possession of Manufacturer so long as such Vehicles were purchased from Ford, and not repurchased by Ford pursuant to Paragraph 9 hereof, and are new, undamaged, unmodified and unsold, except that if such Vehicles are not current model year Vehicles, Ford may offer to repurchase such Vehicles at prices, terms and conditions it deems commercially reasonable and Manufacturer may either accept such offer or dispose of such Vehicles to Ford dealers.

(c) If Ford elects to purchase such Vehicles pursuant to (b) above, Manufacturer shall provide proof, satisfactory to Ford, of good clear title to such Vehicles, and evidence that the Manufacturer has fully complied with all applicable bulk sale laws, along with a warranty with respect thereto that such property is owned by Manufacturer free and clear of all claims, liens and encumbrances.

(d) Ford shall give written notice to Manufacturer of those Vehicles that it intends to repurchase under this Paragraph. Once that notice has been given, Manufacturer shall fully cooperate with Ford in returning such Vehicles to Ford at such place or places as Ford shall designate.

(e) Ford shall credit Manufacturer's finance source for an amount equal to the amount Manufacturer paid Ford for such Vehicle(s), pursuant to paragraph 5.

(f) Ford shall credit Manufacturer's finance source for the Vehicles purchased pursuant to this paragraph within a reasonable time following the Manufacturer's fulfillment of the obligations set forth in this Paragraph, subject to Manufacturer's tender of a general release, satisfactory to Ford, that releases Ford from any and all obligations with respect to this Agreement, except as to Paragraph 14 hereof, and further subject to Ford's right to offset any obligations owing to Ford by Manufacturer.
	(g) Ford shall have no other obligations to Manufacturer upon termination of this Agreement except those set forth in this Paragraph.

	21. GENERAL TERMS
	(a) This agreement shall bind the company when it bears the facsimile signature of the General Manager and the manual signature of the Manager of Recreation and Special Vehicle Sales of the Ford Division of the Company and a duplicate original thereof is delivered



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personally or by mail to the Manufacturer or the Manufacturer's principal place of business. No waiver or modification of any term of this Agreement, or creation of additional terms, shall be valid or binding upon Ford unless made in writing as set forth above. The failure by either party to enforce any term of his Agreement at any future time shall not be considered waiver of any right or remedy available hereunder or by law.

(b) This Agreement does not constitute either party the agent or legal representative of the other party for any purpose whatsoever.

(c) This Agreement shall apply to Vehicles on hand or in transit to Manufacturer and to Vehicles produced and delivered to Manufacturer on or after June 15,1990, and with respect to those Vehicles, this Agreement terminates and supersedes the Ford Motor Company Vehicle Consignment Agreement and any other agreements concerning Vehicles between the parties and constitutes the entire and complete agreement between the parties with respect to the subject matter hereof and there are no other agreements between them, either oral or written, respecting the subject matter hereof.
(d) This Agreement and all transactions hereunder, including all Vehicle sales by Ford to Manufacturer, shall be governed by and construed in accordance with the laws of the State of Michigan as if entirely performed therein.

(e) Notices in respect of any matter under this Agreement shall, in the absence of contrary written instructions provided by the party to be notified, be addressed in writing to the attention of the representative executing this Agreement at the address set forth above.

(f) Manufacturer may not assign this Agreement or delegate performance of its obligations hereunder without the prior written consent of Ford.
(g) Notwithstanding anything this Agreement to the contrary, Ford shall have the right to amend, modify or change this Agreement in case of legislation, government regulation or changes in circumstances beyond the control of Ford that might affect materially the relation-ship between Ford and Manufacturer.
(h) This Agreement shall be effective on the date when signed by Ford.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the dates set forth below.
	The parties have reviewed this document with legal counsel of their choice.

MANUFACTURER:                              FORD:


By:      /s/ Vern Kauffmann                By:

Title:                                     Countersigned By:

Date:   8/12/92                            Date: August 27, 1992




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